Exhibit 4.4

NETLOGIC MICROSYSTEMS, INC.

FORM OF RESTRICTED STOCK UNIT AGREEMENT

Name of Participant:

Grant Date:

Number of RSUs (at 100% of Attainment):

Vesting Schedule:

Vesting Commencement Date:

Plan Under Which Award Granted:	Agreement and Plan of Merger Reorganization, dated May 31, 2009, by and among NetLogic Microsystems, Inc., RMI Corporation, Roadster Merger Corporation and WP VIII Representative LLC

Term:

Grant Number:

NetLogic Microsystems, Inc. (the “Company”) has granted you (the “Grantee”) an award (the “Award”) of the number of Restricted Stock Units (“RSUs”) to obtain shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, as set forth in this Restricted Stock Unit Agreement (the “Agreement”). By accepting this grant in accordance with the E*Trade online AwardsLink System, Grantee is agreeing that Grantee and Grantee’s spouse or domestic partner are bound by all of the terms of this Agreement with respect to such Award.

[This Award is one of the awards of restricted stock units granted by the Company to former employees of RMI Corporation, a Delaware corporation (“RMI”), who have continued as employees of RMI, the Company or any Affiliate following the Company’s acquisition of RMI to incentivize such individuals to remain so employed for one year after the effective date of the acquisition (the “Effective Date”), as contemplated by Section 6.14(b) of the Agreement of Merger Reorganization, dated May 31, 2009, by and among the Company, RMI, Roadster Merger Corporation and WP VIII Representative LLC.]

OR

[This Award is one of the awards of restricted stock units granted by the Company to former employees of RMI Corporation, a Delaware corporation (“RMI”), who have continued as employees of RMI, the Company or any Affiliate following the Company’s acquisition of RMI, as contemplated by Section 5.3(c) of the Agreement of Merger Reorganization, dated May 31, 2009, by and among the Company, RMI, Roadster Merger Corporation and WP VIII Representative LLC.]

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accelerate,” “Accelerated,” and “Acceleration” means that as of the time of reference all of the RSUs shall vest in full.

“Acquisition” means a merger or consolidation of the Company with or into another person or the sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions.

“Affiliate” means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company.

“Board” means the Company’s Board of Directors.

“Change of Control” means the occurrence of any of the following after the Grant Date:

(a) an Acquisition, unless securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to that transaction;

(b) any person or group of persons (within the meaning of Section 13(d)(3) of the Exchange Act) directly or indirectly acquires beneficial ownership (determined pursuant to SEC Rule 13d-3 promulgated under the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board does not recommend such stockholders accept, other than (i) the Company or an Affiliate, (ii) an employee benefit plan of the Company or any of its Affiliates, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities;

(c) over a period of 36 consecutive months or less, there is a change in the composition of the Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (i) have been Board members continuously since the beginning of that period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in the preceding clause (i) who were still in office at the time that election or nomination was approved by the Board; or

(d) a majority of the Board votes in favor of a decision that a Change of Control has occurred.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.

“Committee” means the Compensation Committee of the Board; provided, that for any period during which no such committee is in existence, “Committee” shall mean a majority of the independent directors (within the meaning of Rule 5605(a)(2) of the Nasdaq Marketplace Rules) on the Board.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, and such other securities as may be substituted for Common Stock pursuant to Sections 6 or 7 hereof.

“Continuous Employment” means the absence of any interruption or termination of service as an employee, director or consultant of the Company or any Subsidiary. Continuous Employment shall not be considered interrupted during any period of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and any Parent, Subsidiary or successor of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Grant Date” means the date as of which the Award was granted, which is set forth above.

“Market Value” means the value of a share of Common Stock on a particular date determined by such methods or procedures as may be established by the Committee. Unless otherwise determined by the Committee, the Market Value of Common Stock as of any date is the closing price for the Common Stock as reported on the applicable market of the NASDAQ Stock Market (or on any other national securities exchange or other established market on which the Common Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported.

“Parent” means a parent corporation of the Company, whether now or hereafter existing, as defined by Section 424(e) of the Code.

“Restricted Stock Units” means rights to receive shares of Common Stock subject to the terms and conditions of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means a subsidiary corporation of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.

2. Vesting.

(a) No portion of the shares of Common Stock that the Grantee is entitled to receive will be issued until such portion has vested. The RSUs shall vest with respect to [1/4th of the Shares at the first anniversary of the Effective Date and as to 1/36th of the remaining Shares at the end of each successive month thereafter, until all of the Shares have vested] OR [one-half of the Shares as of the date that is six months following the Effective Date and the remaining one-half of the Shares as of the date that is 12 months from the Effective Date], provided that the Grantee is then, and since the Grant Date has remained, in Continuous Employment.

(b) [Notwithstanding the foregoing, in the event of the Involuntary Termination Without Cause of the Grantee’s employment within the term of this Award, the vesting of the Award shall be accelerated such that all of the unvested Shares subject to the RSUs that would have become vested during the term of this Award but for the Involuntary Termination Without Cause (assuming the Grantee’s Continuous Service Status) will so vest as of the effective date of such Involuntary Termination Without Cause. For purposes of this Agreement, an “Involuntary Termination Without Cause” is a termination of employment that occurs by reason of the Grantee’s dismissal for any reason other than Cause or the Grantee’s voluntary resignation following: (i) a change in the position the Grantee accepted with the Company or its Subsidiary that materially reduces the Grantee’s level of responsibility, (ii) a material reduction in the Grantee’s base salary, or (iii) the Grantee’s relocation by more than 50 miles from the principal office where the Grantee’s employment is located at the commencement of employment with the Company; provided that (ii) and (iii) will apply only if the Grantee has not consented to the change or relocation. “Cause” shall mean the commission of (i) any act of fraud or embezzlement by the Grantee, (ii) any intentional unauthorized use or disclosure by the Grantee of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or (iii) any act of dishonest or other intentional misconduct by the Grantee adversely affecting the business affairs of the Company (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of the Grantee’s employment with the Company (or any Parent or Subsidiary).”]1

3. Issuance of Common Stock.

(a) Each vested RSU entitles the Grantee to receive one share of Common Stock. The purchase price for each share of Common Stock issued to the Grantee upon vesting shall be equal to the par value per share of the Common Stock, which shall be paid by services rendered to the Company by the Grantee.

(b) As soon as practicable after each applicable vesting date, (i) the Company shall cause the appropriate number of Shares to be issued in the Grantee’s name, which issuance shall be effected in book entry or electronic form, provided that issuance and

[1]	Included in certain grants.

delivery in certificated form shall occur if the Grantee so requests in writing or the Committee so directs, and (ii) the Grantee’s name shall be entered as the stockholder of record on the books and records of the transfer agent for the Company with respect to the shares of Common Stock underlying the vested RSUs, in each case subject to and upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements of this Agreement. The determination of the Committee as to such compliance shall be final and binding on the Grantee.

(c) As a condition to the issuance of Shares upon vesting of the RSUs, the Company may require the Grantee to make any representation or warranty to the Company at the time of vesting of the RSUs as in the opinion of legal counsel for the Company may be required by any applicable law or regulation, including the execution and delivery of an appropriate representation statement. [Accordingly, any stock certificate(s) for the Shares issued upon vesting of the RSUs may bear appropriate legends restricting transfer.] Any Common Stock to be issued upon vesting of the RSUs shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the charter or bylaws of the Company.

(d) Notwithstanding any other provision of this Agreement, if, at any time, in the reasonable opinion of the Company, the issuance of Shares upon vesting of the RSUs or the method of payment of consideration for such Shares may constitute a violation of law, then the Company may delay such issuance until (i) approval shall have been obtained from such governmental agencies, other than the SEC, as may be required under any applicable law, rule, or regulation and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the SEC, one of the following conditions shall have been satisfied:

(i) the Shares are at the time of the issuance of such Shares effectively registered under the Securities Act; or

(ii) the Company shall have determined, on such basis as it deems appropriate (including an opinion of counsel in form and substance satisfactory to the Company) that the sale, transfer, assignment, pledge, encumbrance or other disposition of such Shares or such beneficial interest, as the case may be, does not require registration under the Securities Act or any applicable State securities laws.

The Company shall make all reasonable efforts to bring about the occurrence of said events.

(e) Until such time as shares of Common Stock have been issued to the Grantee pursuant to Section 3(b) above, the Grantee shall not have any rights as a holder of shares of Common Stock underlying the RSUs, including, but not limited to, voting rights, rights to receive dividends and other distributions with respect to Common Stock, and stockholder inspection rights.

4. Termination of Continuous Employment. The Grantee’s right in any RSUs that are not vested as of the date on which the Grantee’s Continuous Employment has ceased shall automatically terminate on such date, and such RSUs shall be canceled and shall be of no further force and effect. In the event of termination of Continuous Employment, the Company, as soon as practicable following the effective date of termination, shall issue shares of Common Stock to the Grantee (or the Grantee’s designated beneficiary or estate executor in the event of Grantee’s death) with respect to any RSUs which, as of the effective date of termination of Continuous Employment, have vested but for which shares of Common Stock had not yet been issued to the Grantee.

5. Adjustments.

(a) Upon Changes in Capitalization. In the event that, from time to time after the Grant Date, the outstanding shares of Common Stock are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to shares of Common Stock, through merger, consolidation, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar distribution with respect to such shares of Common Stock; then in such event, any and all new, substituted or additional securities, cash or other property that Grantee receives or to which the Grantee is entitled by reason of the Grantee’s ownership of the RSUs shall be immediately subject to the provisions of Section 2 hereof and be deemed subject to the RSUs for all purposes with the same force and effect as if the shares of Common Stock then subject to the RSUs were outstanding at the time of such event.

(b) Dissolution or Liquidation. Upon dissolution or liquidation of the Company, other than as part of an Acquisition or similar transaction, the Award shall be forfeited.

(c) Upon the Occurrence of Certain Unusual or Nonrecurring Events. In the event of any corporate action not specifically covered elsewhere in this Agreement, including, but not limited to, an extraordinary cash distribution on Common Stock, a corporate separation or other reorganization or liquidation, the Committee may make such adjustment of the Award and its terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances. The Committee may make adjustments in the terms and conditions of the Award in recognition of unusual or nonrecurring events (including, without limitation, the events described in this Section 5(c)) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available to the Grantee hereunder.

(d) Generally. Any adjustment to the Award made pursuant to this Section 5 (or Section 6 below) shall be determined and made, if at all, by the Committee and shall include any correlative modification of terms which the Committee may deem necessary or appropriate so as to ensure the rights of the Grantee in his or her Award are not substantially diminished nor enlarged as a result of the adjustment and corporate action, other than as expressly contemplated herein. No fraction of a Share shall be deliverable upon vesting of RSUs, but in the event any adjustment hereunder of the number of Shares shall cause such number to include a fraction of a Share, such number of Shares shall be adjusted to the nearest smaller whole number of Shares. No adjustment pursuant to this Section 5 shall result in a purchase price which is less than the par value of the Common Stock.

6. Adjustments in Acquisitions.

(a) In the event of an Acquisition occurring prior to the termination of the Grantee’s Continuous Employment in which the Award is not assumed or replaced by the successor or acquiring entity or the entity in control of such successor or acquiring entity (referred to for purposes of this section as the “Acquirer”) and will thereafter (or after a reasonable period following the Acquisition, as determined by the Committee) terminate, the Award will Accelerate in full as of the effective date of such Acquisition. Otherwise, the Award will not Accelerate in the event of an Acquisition or Change in Control. In this regard, if the Grantee is offered employment or some other compensation continuing role by or on behalf of the Acquirer, including but not limited to, continuing employment with the Company, and in connection therewith, the Acquirer offers to assume or replace the Award, the Award will not Accelerate if the Grantee does not accept the offer.

(b) For the purposes of this Section 6, the Award shall be considered assumed or replaced by the Acquirer if, following the Acquisition, the Award confers the right to obtain, for each Share subject to the Award immediately prior to the Acquisition, the consideration (whether stock, cash or other securities or property) received in the Acquisition by holders of Common Stock on the effective date of the Acquisition (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the Acquisition was not solely common stock of the successor corporation or its Parent or Subsidiary, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the vesting of RSUs to be solely common stock of the successor corporation or its Parent or Subsidiary equal in fair market value to the per share consideration received by holders of Common Stock in the Acquisition.

(c) Subject to the terms of the foregoing and any other written agreement between the Grantee and the Company related to the Grantee’s employment by or other association with the Company, the Committee may, if it so determines in the exercise of its sole discretion, also make provision for proportionately adjusting the number or class of securities covered by the Award, as well as the price to be paid therefor, in the event that the Company effects one or more Acquisitions, corporate separations, reorganizations, liquidations or other increases or reductions of shares of its outstanding Common Stock.

(d) [Notwithstanding the foregoing, following a Change of Control in which the Award has been assumed by the successor or acquiring entity as of the date thereof, in the event of the Grantee’s Involuntary Termination Without Misconduct within 24 months after the effective date of the Change of Control, the vesting of the assumed Award shall be accelerated such that all of the Shares subject to the RSUs that would have become vested during such 24-month period but for the Change of Control and Involuntary Termination Without Misconduct (assuming the Grantee’s Continuous Employment) will so vest as of the effective date of such Involuntary Termination Without Misconduct. For purposes of this Agreement, an “Involuntary Termination Without Misconduct” is a termination of employment that occurs by reason of the Grantee’s dismissal for any reason other than Misconduct or the Grantee’s voluntary resignation following: (i) a change in position that materially reduces the Grantee’s level of responsibility, (ii) a material reduction in the Grantee’s base salary, or (iii) relocation by more than 50 miles; provided that (ii) and (iii) will apply only if the Grantee has not consented to the change or relocation. “Misconduct” shall mean the commission of any act of fraud, embezzlement or dishonesty by the Grantee, any unauthorized use or disclosure by the Grantee of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by the Grantee adversely affecting the business affairs of the Company (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any person in the employment of the Company (or any Parent or Subsidiary).]2

7. Administration. This Agreement and the Award shall be administered by the Committee, provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under this Agreement and when so acting shall have the benefit of all of the provisions of this Agreement pertaining to the Committee’s exercise of its authorities hereunder. Subject to the provisions hereof, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to the Award, including, but not limited to, the cancellation, amendment or reclassification of the RSUs, subject to the provisions of Section 13(b), and to correct any defect, supply any omission or reconcile any inconsistency in this Agreement. The Committee’s determinations made in good faith on matters referred to herein shall be final, binding and conclusive on the Grantee.

8. Reservation of Stock. The Company shall at all times during the term of the Award reserve or otherwise keep available a sufficient number of shares of Common Stock to satisfy its requirements under this Agreement.

9. Unfunded Status. This Agreement is intended to constitute an “unfunded” plan for incentive compensation, and this Agreement is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. With respect to any payments not yet made to the Grantee by the Company, nothing contained herein shall give the Grantee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created hereunder to deliver Shares or other payments with respect to the RSUs, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of this Agreement.

[2]	Included in certain grants.

10. Transferability.

(a) This Agreement is personal to the Grantee, is non-assignable, and is not transferable in any manner, by operation of law, or otherwise, other than by will or the laws of descent and distribution. This Award is available, during the Grantee’s lifetime, only to the Grantee, and thereafter, only to the Grantee’s designated beneficiary.

(b) Notwithstanding the foregoing, this Award may be transferred by the Grantee through a gift or domestic relations order in settlement of marital property rights to any of the following donees or transferees, and may be reacquired by the Grantee from any of such donors or transferees:

(i) any “family member,” which includes any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant or employee);

(ii) a trust in which family members have more than 50% of the beneficial interests;

(iii) a foundation in which “family members” (or the Grantee) control the management of assets; and

(iv) any other entity in which “family members” (or the Grantee) own more than fifty percent (50%) of the voting interests.

provided, that (x) any such transfer is without payment of any consideration whatsoever and no transfer shall be valid unless first approved by the Committee, acting in its sole discretion; and (y) subsequent transfers of a transferred Award shall be prohibited except in accordance with this Section 10. Following transfer, the Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that such terms shall continue to be applied with respect to the original Grantee, pursuant to which the Award shall vest only to the extent, and at the time, specified in this Agreement.

11. Income Tax Withholding.

(a) The Grantee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld by federal, state or local laws in connection with this Award, including as a result of the vesting of the RSUs.

(b) Whenever Shares are issued or to be issued upon vesting of the RSUs, the Company shall have the right to require the Grantee to remit to the Company an amount sufficient to satisfy federal, state, local or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to, and as a condition to, the delivery of any certificate(s) for such Shares or the registration of such Shares in the name of the Grantee.

In such cases the Grantee may elect, subject to the approval of the Committee, to satisfy an applicable withholding requirement, in whole or in part, by having the Company withhold shares to satisfy the Grantee’s tax obligations. The Grantee may only elect to have shares withheld having a Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee deems appropriate.

(c) The Company makes no representation or warranty as to the tax treatment to the Grantee of the Grantee’s receipt of the Award or vesting of RSUs or upon Grantee’s sale or other disposition of the Common Stock issued pursuant to the RSUs. The Grantee should rely on his or her own tax advisors for all such advice.

12. Notices and Other Communications. Any notice, demand, request or other communication hereunder to either party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, (a) if to the Grantee, at his or her residence address last filed with the Company, and (b) if to the Company, at its principal place of business, addressed to the attention of its Chief Financial Officer, or to such other address or telecopier number or electronic mail address, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; (iii) in the case of facsimile transmission, when confirmed by facsimile machine report; and (iv) in the case of electronic mail, when directed to an electronic mail address at which the receiving party has consented to receive notice, provided that such consent is deemed revoked if the sender is unable to deliver by electronic transmission two consecutive notices and such inability becomes known to the secretary or assistant secretary of the Company or to the transfer agent, or other person responsible for giving notice.

13. Miscellaneous.

(a) This Agreement does not confer upon the Grantee any rights with respect to continuation of employment by the Company or any of its subsidiaries.

(b) The Committee may amend the terms of this Agreement, prospectively or retroactively, provided that no such amendment shall impair the Grantee’s rights under this Agreement without the Grantee’s consent.

(c) This Agreement shall be construed and enforced in accordance with the laws of California, without regard to the conflicts of laws principles thereof.

(d) This Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian or other legal representative of the Grantee.

(e) This Agreement may be executed in counterparts. This Agreement and the Plan together constitute the entire agreement between the parties relative to the subject matter of this Agreement, and supersede all communications, whether written or oral, relating to the subject matter of this Agreement.

THIS AGREEMENT is binding upon the parties and entered into effective as of the date set forth in this Agreement.

ACKNOWLEDGEMENT OF GRANTEE

AND

CONSENT OF SPOUSE/DOMESTIC PARTNER

I, the Grantee, acknowledge receipt of a copy of the Agreement and represent that I am familiar with the terms and provisions thereof, and hereby accept this Award subject to all of the terms and provisions of the Agreement. I hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Agreement.

I, the Grantee, hereby agree that my spouse’s/domestic partner’s interest in the shares of Common Stock subject to said Agreement shall be irrevocably bound by the Agreement’s terms. I further agree that all community property interests of mine and my spouse’s or domestic partner’s in such shares, if any, shall similarly be bound by said Agreement and that such consent is binding upon our executors, administrators, heirs and assigns. I represent and warrant to the Company that I have the authority to bind my spouse/domestic partner with respect to the RSUs. I agree to execute and deliver such documents as may be necessary to carry out the intent of said Agreement and this consent.